SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 23)

Equity One, Inc.

(Name of Issuer)

Common Stock, $0.01 Par Value Per Share

(Title of Class of Securities)

294752100

(CUSIP Number)

Gazit-Globe Ltd.

1 Hashalom Road

Tel-Aviv, Israel 67892

Tel: (03) 694-8000

Fax: (03) 696-1910

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 1, 2017

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 294752100	Page 2

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Chaim Katzman
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS
Not applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6		CITIZENSHIP OR PLACE OR ORGANIZATION
United States and Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14		TYPE OF REPORTING PERSON
IN

CUSIP NO. 294752100	Page 3

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Dor J. Segal
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS
Not applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6		CITIZENSHIP OR PLACE OR ORGANIZATION
United States, Canada, and Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14		TYPE OF REPORTING PERSON
IN

CUSIP NO. 294752100	Page 4

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Erica Ottosson
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS
Not applicable
5		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6		CITIZENSHIP OR PLACE OR ORGANIZATION
Canada and Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14		TYPE OF REPORTING PERSON
IN

CUSIP NO. 294752100	Page 5

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Gazit-Globe Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 6

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
M G N (USA) INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Nevada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 7

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
GAZIT (1995), INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Nevada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 8

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Gazit First Generation LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
MGN America, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 10

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
MGN (USA) 2016, LLC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 11

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
MGN America 2016, LLC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 12

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Gazit America, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 13

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Silver Maple (2001), Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Nevada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 14

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ficus, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐

6	CITIZENSHIP OR PLACE OR ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
0
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%
14	TYPE OF REPORTING PERSON
CO

CUSIP NO. 294752100	Page 15

Explanatory Note: This Amendment No. 23 (this “Amendment”) to the Schedule 13D of Chaim Katzman, Dor J. Segal, Erica Ottosson, Gazit-Globe Ltd., M G N (USA) INC., GAZIT (1995), INC., Gazit First Generation LLC, MGN America, LLC, MGN (USA) 2016, LLC., MGN America 2016, LLC., Gazit America, Inc., Silver Maple (2001), Inc. and Ficus, Inc. (collectively, the “Reporting Persons”) filed on October 10, 2001 (the “Initial 13D”) relates to the Common Stock, par value $0.01 each (“Issuer Common Stock”) of Equity One, Inc., a Maryland corporation (the “Issuer”). The Initial 13D, together with Amendment No. 1 to the Initial 13D, filed February 26, 2003, Amendment No. 2 to the Initial 13D, filed July 31, 2007, Amendment No. 3 to the Initial 13D, filed August 8, 2007, Amendment No. 4 to the Initial 13D, filed January 18, 2008, Amendment No. 5 to the Initial 13D, filed July 8, 2008, Amendment No. 6 to the Initial 13D, filed October 14, 2008, Amendment No. 7 to the Initial 13D, filed October 24, 2008, Amendment No. 8 to the Initial 13D, filed November 4, 2008, Amendment No. 9 to the Initial 13D, filed November 13, 2008, Amendment No. 10 to the Initial 13D, filed April 27, 2009, Amendment No. 11 to the Initial 13D, filed August 24, 2009, Amendment No. 12 to the Initial 13D, filed March 29, 2010, Amendment No. 13 to the Initial 13D, filed June 7, 2010, Amendment No. 14 to the Initial 13D, filed December 23, 2010, Amendment No. 15 to the Initial 13D, filed on January 18, 2011, Amendment No. 16 to the Initial 13D, filed on April 4, 2011, Amendment No. 17 to the Initial 13D, filed on June 2, 2011, Amendment No. 18 to the Initial 13D, filed on August 26, 2011, Amendment No. 19 to the Initial 13D, filed on February 4, 2013, Amendment No. 20 to the Initial 13D, filed on September 15, 2014, Amendment No. 21 to the Initial 13D, filed on December 18, 2015, Amendment No. 22 to the Initial 13D filed on November 18, 2016 and this Amendment No. 23 shall be collectively referred to herein as the “Schedule 13D.”

Item 4. Purpose of Transaction.

Item 4 is hereby amended and supplemented by adding the following at the end thereof:

On March 1, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 14, 2016 (the “Merger Agreement”), by and among the Issuer and Regency Centers Corporation, a Florida corporation (“Regency”), the Issuer was merged with and into Regency, with Regency surviving the merger (“Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of Issuer Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of the Issuer owned directly by the Issuer or by Regency, and in each case not held on behalf of third parties) converted into the right to receive 0.45 of a newly issued share of common stock of Regency, par value $0.01. As a result of the Merger, the Issuer no longer has outstanding securities and the Reporting Persons no longer beneficially own any shares of Issuer Common Stock.

Item 5. Interests in Securities of the Issuer.

Item 5 is hereby amended and restated in its entirety as set forth below:

(a) As a result of the transactions described in Item 4, as of March 1, 2017, the Reporting Persons no longer beneficial own any shares of Issuer Common Stock.

(b) As a result of the transactions described in Item 4, as of March 1, 2017, the Reporting Persons no longer have voting power over any shares of Issuer Common Stock.

(c) Except for the transactions described in Item 4, there were no transactions in Issuer Common Stock effected by the Reporting Persons during the past 60 days.

(d) Not applicable.

(e) As a result of the transactions described in Item 4, as of March 1, 2017, the Reporting Persons ceased to be deemed beneficial owners of more than five percent of the outstanding Issuer Common Stock.

CUSIP NO. 294752100	Page 16

Item 7. Materials to be Filed as Exhibits.

Exhibit	Description
1.	Consent and Agreement to Joint Filing, by and among the Reporting Persons, dated January 31, 2013 (incorporated by reference to Exhibit 1 to Amendment No. 19, filed with the SEC on February 4, 2013).
2.	Stockholders Agreement, dated January 30, 2013, by and among, Mr. Chaim Katzman , First US Financial LLC, Mr. Dor J. Segal, and Mrs. Erica Ottosson (incorporated by reference to Exhibit 2 to Amendment No. 19, filed with the SEC on February 4, 2013).
3.	Agreement and Plan of Merger, dated November 14, 2016, by and between the Issuer and Regency Centers Corporation (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by Equity One, Inc. with the SEC on November 15, 2016).
4.	Voting Agreement, dated November 14, 2016, by and among Regency Centers Corporation, Gazit-Globe Ltd., MGN America, LLC, Gazit First Generation LLC, Silver Maple (2001) Inc., MGN (USA) Inc., MGN America 2016, LLC, MGN USA 2016, LLC and Ficus, Inc. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Regency Centers Corp with the SEC on November 15, 2016).
5.	Governance Agreement, dated November 14, 2016, by and among Regency Centers Corporation, Gazit-Globe Ltd., MGN America, LLC, Gazit First Generation LLC, Silver Maple (2001) Inc., MGN (USA) Inc., MGN America 2016, LLC, MGN USA 2016, LLC and Ficus, Inc. (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by Regency Centers Corporation with the SEC on November 15, 2016).

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CHAIM KATZMAN

Date: March 1, 2017	By:	/s/ Chaim Katzman

DOR J. SEGAL

Date: March 1, 2017	By:	/s/ Dor J. Segal

ERICA OTTOSSON

Date: March 1, 2017	By:	/s/ Erica Ottosson

GAZIT-GLOBE, LTD.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Chairman

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Chief Financial Officer

M G N (USA) INC.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

MGN AMERICA, LLC.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

MGN (USA) 2016, LLC.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

Signature page to EQY Schedule 13D/A

MGN AMERICA 2016, LLC

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

GAZIT AMERICA, INC.

Date: March 1, 2017	By:	/s/ Dor J. Segal
	Name:	Dor J. Segal
	Title:	President and Chairman

Date: March 1, 2017	By:	/s/ Alex Correia
	Name:	Alex Correia
	Title:	Secretary

SILVER MAPLE (2001), INC.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

FICUS, INC.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

GAZIT (1995), INC.

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

GAZIT FIRST GENERATION LLC

Date: March 1, 2017	By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	Authorized Signatory

Date: March 1, 2017	By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Authorized Signatory

Signature page to EQY Schedule 13D/A